Exhibit 10.4

Evidence of Award
2014 Long-term Incentive Plan
Performance-Based Restricted Stock Units

Throughout this Evidence of Award, we sometimes refer to Sprint Corporation (the “Corporation”) and its subsidiaries as “we” or “us.”

1. Award of Restricted Stock Units
On May 20, 2014 (the “Date of Grant”), the Section 16 Sub-Committee of the Compensation Committee of the Board of Directors of the Corporation granted you an Award of [number] Restricted Stock Units (the “RSUs”) under the terms of the Sprint Corporation 2007 Omnibus Incentive Plan (the “Plan”). Subject to the terms and conditions of the Plan and this Evidence of Award, an RSU represents the right for you to receive from us one share of Common Stock.

2. Performance Adjustment
Your RSUs are allocated equally among three annual performance periods (April 1, 2014 - March 31, 2015, April 1, 2015 - March 31, 2016 and April 1, 2016 - March 31, 2017) for which annual financial objective(s) are determined by the Compensation Committee of the Board of Directors of the Corporation, or a sub-committee thereof, at the beginning of each applicable performance period. Subject to the discretion of the Board of Directors of the Corporation, or a sub-committee thereof, the number of RSUs allocable to each annual performance period will be adjusted as soon as reasonably practicable following each annual performance period (“Adjustment Date”), by multiplying that number by a payout percentage (0% up through 200%) based on achievement of that annual performance period’s objective(s, as weighted) (the “Performance Adjustment”) with the resulting number of RSUs being the “Adjusted RSUs,” with those RSUs allocated to remaining performance period(s) being “Unadjusted RSUs.”

3. Restriction Period
Subject to the terms and conditions of this Award, including the Performance Adjustment, your RSUs will vest on the earlier of (a) May 20, 2017 and (b) the date vesting is accelerated as described in paragraph 4 below, conditioned on you continuously serving as our employee to such date (the “Vesting Date”).

4. Acceleration of Vesting
Unvested RSUs may vest before the time at which they would normally become vested - that is, the vesting of RSUs may accelerate. Your RSUs (both Adjusted RSUs and Unadjusted RSUs) will vest fully, except as noted below, on your Separation from Service under the following circumstances:

Condition for Vesting Acceleration	Acceleration Criteria
If you die.	Unadjusted RSUs are subject to paragraph 2 only if death is on or after March 31, 2016.
If you have a Separation from Service under circumstances that make you eligible for benefits under	RSUs are subject to paragraph 2 only if Separation from

2014 LTIP Performance-Based RSU Evidence of Award - Euteneuer

the Sprint Long-Term Disability Plan.	Service is on or after March 31, 2016.
If you have a Separation from Service during the CIC Severance Protection Period under circumstances that you receive severance benefits under the Sprint Separation Plan (or its successor), the CIC Severance Plan, or your employment agreement (if applicable).
RSUs are no longer subject to paragraph 2.
If you have a Separation from Service on or after the later of your 65th birthday and May 20, 2016	Unadjusted RSUs for the performance period of Separation from Service are prorated* and subject to paragraph 2. Remaining RSUs are forfeited.
If you have a Separation from Service other than during the CIC Severance Protection Period under circumstances that you receive severance benefits under the Sprint Separation Plan (or its successor) or your employment agreement (if applicable).
Unadjusted RSUs for the performance period of Separation from Service are prorated* and subject to paragraph 2. Remaining RSUs are forfeited.

*The number of your Unadjusted RSUs for the applicable performance period that vests is your RSUs for that performance period times the factor based on the period of your employment from the May 20 of the applicable performance period, inclusive, through your Separation from Service in relation to the period of that May 20th, inclusive, through May 20, 2017.

Separation from Service is defined in the Plan. Generally, it means the last day of your relationship with us as a common-law employee as reflected on our payroll records.

Disability is defined in the Plan. Generally, it is your Separation from Service under circumstances that make you eligible to receive benefits under our long-term disability plan.

CIC Severance Plan means the Sprint Change in Control Severance Plan, as it may be amended from time to time, or any successor plan.

CIC Severance Protection Period is defined in the Plan. It means the time period commencing on the date of the first occurrence of a “Change in Control” and continuing until the earlier of (i) the 18-month anniversary of such date or (ii) the Participant’s death. For purposes of the RSUs under this Award, the CIC Severance Protection Period applies only with respect to a Change in Control occurring after the Date of Grant.

5. Forfeiture of RSUs
You will forfeit as of your Separation from Service RSUs that are not vested pursuant to the foregoing paragraphs.

2014 LTIP Performance-Based RSU Evidence of Award - Euteneuer

6. Dividends
If cash dividends are paid on the Common Stock underlying your RSUs (as adjusted under paragraph 2 if applicable and determined retrospectively), which you hold on the dividend record date (the “Dividend RSUs”), you will receive a cash payment equal to the amount of the dividend that would be paid on such Common Stock, subject to the vesting provisions with respect to, and delivery at the same time as the shares underlying, your RSUs.

If non-cash dividends are paid on the Common Stock underlying your Dividend RSUs, the Board of Directors of the Corporation, or a sub-committee thereof, in its sole discretion, may (1) adjust your RSUs as described in paragraph 10 of this Evidence of Award, or (2) provide for distribution of the property distributed in the non-cash dividend. The additional RSUs or property distributed is subject to vesting provisions with respect to, and delivery at the same time as the shares underlying, the original RSUs.

7. Delivery Date; Market Value Per Share
The Delivery Date (the date as of which we distribute to you the Common Stock underlying your RSUs, as adjusted if applicable) is the latest of the Vesting Date, the Adjustment Date if applicable, and the day after the Six-Month Payment Delay if that delay applies to your RSUs. We calculate your taxable income on the Delivery Date using the Market Value Per Share on the immediately preceding trading day, but we use the average of the high and low reported prices of our Common Stock instead of the closing price. We will distribute the Common Stock as soon as practicable after the Delivery Date, but in no event later than 45 days after the Delivery Date. Six-Month Payment Delay is defined in the Plan to mean the required delay in payment to a Participant who is a “specified employee” of amounts subject to Section 409A of the Internal Revenue Code (the “Code”) that are paid upon Separation from Service.

8. Transfer of your RSUs and Designation of Beneficiaries
Your RSUs represent a contract between the Corporation and you, and your rights under the contract are not assignable to any other party during your lifetime nor do they give you a preferred claim to any particular assets or shares of the Corporation. Upon your death, shares of Common Stock underlying your RSUs will be delivered in accordance with the terms of the Award to any beneficiaries you name in a beneficiary designation or, if you make no designation, to your estate.

9. Plan Terms
All capitalized terms used in this Evidence of Award that are not defined in this Evidence of Award have the same meaning as those terms have in the Plan. The terms of the Plan are hereby incorporated by this reference. The Plan is available online at http://iconnect.corp.sprint.com/portal/iland/?dochome=iw&docpath=IntranetDirectory/LandingPage/20080605_1650_10367056#LTI.

10. Adjustment
In the event of any change in the number or kind of outstanding shares of our Common Stock by reason of a recapitalization, merger, consolidation, spin-off, reorganization, separation, liquidation, stock split, stock dividend, combination of shares or any other change in our corporate structure or shares of our Common Stock, an

2014 LTIP Performance-Based RSU Evidence of Award - Euteneuer

appropriate adjustment will be made consistent with applicable provisions of the Code and applicable Treasury Department rulings and regulations in the number and kind of shares subject to outstanding awards and any other adjustments as the Board deems appropriate.

11. Amendment; Discretionary Nature of Plan
This Evidence of Award is subject to the terms of the Plan, as may be amended from time to time, except that the Award which is the subject of this Evidence of Award may not be materially impaired by any amendment or termination of the Plan approved after the Date of Grant without your written consent. You acknowledge and agree that the Plan is discretionary in nature and may be amended, cancelled, or terminated by us, in our sole discretion, at any time. The grant of RSUs under the Plan is a one-time benefit and does not create any contractual or other right to receive a grant of RSUs, other types of grants under the Plan, or benefits in lieu of such grants in the future. Future grants, if any, will be at the sole discretion of the Corporation, including, but not limited to, the timing of any grant, the number of RSUs granted, the payment of dividend equivalents, and vesting provisions.

12. Data Privacy
By accepting this Award, you (i) authorize us, and any agent of ours administering the Plan or providing Plan recordkeeping services, to disclose to us such information and data as we request in order to facilitate the grant of the RSUs and the administration of the Plan; (ii) waive any data privacy rights you may have with respect to such information; and (iii) authorize us to store and transmit such information in electronic form.

13. Governing Law
This Evidence of Award will be governed by the laws of the State of Kansas. No shares of Common Stock will be delivered to you upon the vesting of the RSUs unless our counsel is satisfied that such delivery will be in compliance with all applicable laws.

14. Severability
The various provisions of this Evidence of Award are severable, and any determination of invalidity or unenforceability of any one provision shall have no effect on the remaining provisions.

15. Taxes
You are liable for any and all taxes, including withholding taxes, arising out of this grant or the issuance of the Common Stock on vesting of RSUs. We are authorized to deduct the amount of the tax withholding from the amount payable to you upon settlement of the RSUs. We will withhold from the total number of shares of Common Stock you are to receive a number of shares the value of which is sufficient to satisfy any such withholding obligation at the minimum applicable withholding rate. In addition, if you become subject to FICA or Medicare tax, but you are not yet entitled to delivery of the shares of Common Stock underlying the RSUs, you hereby authorize us to withhold the resulting FICA or Medicare tax from other income payable to you.

2014 LTIP Performance-Based RSU Evidence of Award - Euteneuer

16. Clawback
We may recover any compensation related to this Long-Term Incentive Plan award to the extent the Board of Directors of the Corporation determines that their or its value is based on financial results or operating objectives impacted by your knowing or intentional fraudulent or illegal conduct and that such forfeiture or recovery is appropriate.

17. Entire Agreement
You hereby acknowledge that you have read the 2007 Omnibus Incentive Plan Information Statement dated July, 2013 (the “Information Statement”) available at http://iconnect.corp.sprint.com/portal/iland/?dochome=iw&docpath=IntranetDirectory/LandingPage/20080605_1650_10367056#LTI. To the extent not inconsistent with the provisions of this Evidence of Award, the terms of the Information Statement and the Plan are hereby incorporated by reference. This Evidence of Award, along with the Information Statement and the Plan, contain the entire understanding of the parties.

Sprint Corporation

By: ________________________

____________________________
Joseph J. Euteneuer

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933